Exhibit 2.3
FORM OF
AGREEMENT
     This Agreement (“Agreement”) is entered into as of November •, 2008, by and between Foundry Networks, Inc., a Delaware corporation (“Foundry”), and the undersigned securityholder (“Securityholder”) of Foundry.
Recitals
     A. Securityholder Owns certain securities of the Company.
     B. Foundry, Brocade Communications Systems, Inc. (“Brocade”) and Falcon Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of July 21, 2008, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 7, 2008 and executed concurrently herewith (as amended, the “Merger Agreement”) which provided (subject to the conditions set forth therein) for the merger of Merger Sub into the Company.
     C. Pursuant to Section 4.2(b) of the Merger Agreement, Foundry may not permit Securityholder to Transfer (as defined below) any Subject Securities (as defined below) prior to the Termination Date (as defined below).
     D. As an inducement to Foundry to execute and deliver to Brocade Amendment No. 1 to Agreement and Plan of Merger concurrently herewith, Securityholder desires to give Foundry assurances that Securityholder will not Transfer any Subject Securities prior to the Termination Date in accordance with the provisions of Section 4.2(b) of the Merger Agreement.
Agreement
          For good and valuable consideration, the receipt of which is hereby acknowledged by the parties to this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Definitions
          1.1 “Foundry Common Stock” shall mean the common stock, par value $0.0001 per share, of Foundry.
          1.2 Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Securityholder: (i) is the record owner of such security; for (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.
          1.3 “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.
          1.4 “Subject Securities” shall mean: (i) all securities of Foundry (including all shares of Foundry Common Stock and all options, warrants and other rights to acquire shares of Foundry Common Stock) Owned by Securityholder as of the date of this Agreement; and (ii) all additional securities of Foundry (including all additional shares of Foundry Common Stock and all additional options, warrants and other rights to acquire shares of Foundry Common Stock) of which Securityholder acquires Ownership during the Specified Period; provided, that any Subject Securities transferred as permitted in Section 2.2 shall from and after such transfer cease to be Subject Securities of Securityholder (but shall thereafter be “Subject Securities” under the similar Agreement entered into by the transferee of such securities).
          1.5 “Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) the date upon which the parties hereto agree in writing to terminate this Agreement; provided, however, that if at or prior to the time the Termination Date would otherwise occur, Foundry and Securityholder enter into any amendment or extension of this Agreement that extends the Termination Date to a later date, the “Termination Date” shall not be deemed to have occurred until the date designated as the Termination Date in such amendment or extension.
          1.6 Securityholder shall be deemed to have a effected a “Transfer” of a Subject Security if Securityholder directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, exercises for Foundry Common Stock or disposes of such Subject Security or any interest in such Subject Security to any Person other than to Brocade upon the Effective Time; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Brocade, other than entry into any Voting Agreement (and any amendment thereto) between Securityholder and Brocade in existence on the date of this Agreement. For avoidance of doubt, the exercise of options to purchase Foundry Common Stock shall be deemed to be a Transfer under this Agreement.
          1.7 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.
     Section 2. transfer of Subject Securities
          2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Specified Period, Securityholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.
          2.2 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Securityholder (a) upon the death of Securityholder, or (b) trades pursuant to Rule 10b5-1 trading plans in existence on the date of this Agreement; provided, however, that a transfer referred to in clause (a) of this Section 2.2 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.
     Section 3. Miscellaneous
          3.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

2.

          3.2 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto and is not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
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3.

     In Witness Whereof, Foundry and Securityholder have caused this Agreement to be executed as of the date first written above.

Foundry Networks, Inc.
By

Title

Securityholder

Signature
Printed Name

Agreement Signature Page